Exhibit 10.11

CONSULTING AGREEMENT
This CONSULTING AGREEMENT ("Agreement"), made as of March 8, 2016, ("the Effective Date") is entered into by Tigercat Pharma, Inc, ("Company"), and David Collier, an individual ("Consultant").
INTRODUCTION
The Company receives services from Velocity Pharmaceutical Development, LLC ("VPD"), and Consultant is a partner, associate or employee of VPD. The Company desires to grant Consultant compensation in the form of options to purchase Common Stock of the Company in consideration for the Services specifically provided by Consultant, whether or not Consultant remains associated with VPD. Nothing in this Consulting Agreement is intended to alter or modify any agreement that the Company has with VPD. For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:
1.Services.
(a)Consultant agrees to provide advisory and support services to the Company as described in Exhibit A.
(b)Consultant will comply with all policies, rules and regulations adopted by the Company and made known to the Consultant in writing.
2.Term.
(a)This Agreement shall commence on the Effective Date and shall continue for four years, unless amended by mutual written consent of the Company and the Consultant or sooner terminated as provided below (the "Term").
(b)The Consultant may terminate this Agreement at any time, effective upon 5 days prior written notice. The Company may terminate this Agreement only by written notice based on a material breach by Consultant, including failure to provide Services.
(c)The provisions of Sections 4, 5, 7 and 8 of this Agreement shall survive the expiration or termination of this Agreement.
3.Compensation.
(a)The consideration for the Services is set forth on Exhibit A. The Stock Option grant provided in connection with this Agreement as set forth in Exhibit A shall be the only compensation due directly to Consultant from the Company pursuant to this Agreement. No cash or other compensation shall be due to the Consultant under this Agreement. Promptly after execution of this Agreement, Consultant shall deliver to Company a properly completed and duly executed Department of the Treasury IRS Form W-9 or, if Consultant is a non-U.S. person, a Department of the Treasury IRS Form W-8BEN (or other appropriate Form W-8).
4.Confidentiality and Non-Competition.
(a)Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company he will have access to and contact with confidential and proprietary information of the Company and its affiliates. Consultant agrees that he will not, during the Term or at any time thereafter, disclose to others, or use for his benefit or the benefit of others, any Proprietary Information or Inventions (as defined below). "Proprietary Information" means any and all information and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by Consultant before or after the execution of this Agreement, whether or not marked or identified as confidential or proprietary, pertaining in any manner to the Business of or used by the Company and its affiliates, or pertaining in any manner to any person or entity to whom the Company owes a duty of confidentiality. For the purposes of this Section 4, the Company's "affiliates" means any entity of which the Company owns 50% or more of the voting securities. Proprietary Information includes, but is not limited to, the following types of information and materials about the Company: (i) research, development or technical information, know-how, pre-clinical data, clinical data, compounds, formulations, plans, projects, documents, files, results, specifications, trade secrets, inventions, discoveries, compositions, ideas, concepts, structures, improvements, products, prototypes, works in process, systems, regulatory information, disclosures, applications and other materials; (ii) financial information and materials, including, without limitation, information and materials relating to costs, vendors, suppliers, licensors, profits, markets, sales, distributors, joint venture partners, customers, subscribers, members and bids, whether existing or potential; (iii) business and marketing information and materials, including, without limitation, information and materials relating to future development and new product concepts; (iv) personnel files and information about compensation, benefits and other terms of employment of the Company's other employees and independent contractors; and (v) any other information or materials relating to Business, whether in the past, present, or planned or foreseeable future. Consultant understands that Proprietary Information includes, but is not limited to, information pertaining to any aspect of the Business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Consultant further understands that Proprietary Information does not include any of the foregoing items which (i) has become publicly and widely known and made generally available through no wrongful act of Consultant or of others who were under confidentiality obligations as to the item or items involved, or (ii) was in Consultant's possession prior to Consultant's engagement with the Company, either directly, through VPD or otherwise.
(b)Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly deliver to the Company all documents and materials embodying Proprietary Information.
(c)Consultant represents that his retention as a Consultant with the Company, and his performance under this Agreement does not, and will not, breach any agreement to which the Consultant is a party or any policy by which the Consultant is bound. Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.
(d)During the term of this agreement, Consultant agrees that s/he shall not be employed by, provide consulting services to, or otherwise advise or assist a third party in developing a therapy intended to treat pruritus, that uses an NK 1 antagonist, that is directed at an indication under active development by the Company during the term of this Agreement, or that relates to a specific program evaluated by Consultant directly at the request of the Company or by VPD under the Development Services Agreement between the Company and VPD (the "Business").
(e)The Company acknowledges that 18 U.S.C. § 1833(b) states: "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

(B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, Consultant shall have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultantant shall also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
5.Inventions.
(a)All inventions, discoveries, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) related to the Business, which are made, conceived, written, designed or developed by the Consultant in the course of the performance of services hereunder, solely or jointly with others, and whether during normal business hours or otherwise ("Inventions"), shall be the sole property of the Company. Consultant agrees to assign and hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere, and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. Consultant hereby waives all claims to moral rights in all Inventions. Upon the request of the Company and at the Company's expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention.
(b)Consultant agrees that, if the Company is unable because of Consultant's unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant's signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 5(a), then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant's agent and attorney-in-fact, to act for and on Consultant's behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.
(c)Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings or in such form as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.
6.Independent Contractor Status.
(a)Consultant shall perform all services under this Agreement as an "independent contractor" and not as an employee or agent of the Company.
(b)Consultant is responsible for all taxes (federal, state and local) due with respect to the compensation paid or payable pursuant to this Agreement and shall indemnify and hold the Company and its officers and directors harmless from and against all such liabilities.
(c)Consultant is not authorized to create any liability, obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

7.Nonsolicitation and Other Agreements. From the date of this Agreement until 12 months after the termination of this Agreement (the "Restricted Period"), Consultant will not, without the Company's prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company to terminate employment with, or cease providing services to, the Company. During the Restricted Period, Consultant will not, whether for Consultant's own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the relationship between the Company and any person who is or during the period of Consultant's engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates. During the Term and thereafter, Consultant will not make derogatory or disparaging statements, either written or oral or otherwise, regarding the Company or its products or services, or their officers, directors, agents, employees and service providers.
8.Miscellaneous.
(a)All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine or electronic mail (with a confirmation copy sent by one of the other methods authorized in this Section 8(a)), reputable commercial overnight delivery service (including Federal Express and U.S. Postal Service overnight delivery service) or, deposited with the U.S. Postal Service mailed first class, as set forth below:

If to the Consultant:

[***]

If to the Company:

Tigercat Pharma, Inc
Attn: Chief Executive Officer
[***]

(b)This agreement: (i) may be executed in any number of counterparts, each of which, when executed by both parties to this agreement shall be deemed to be an original, and all of which counterparts together shall constitute one and the same instrument; (ii) shall be governed by and construed under the laws of the State of California without regard to California conflicts of law rules.
(c)Consultant acknowledges and agrees that the agreements and restrictions contained in Sections 4, and 5 are necessary for the protection of the business and goodwill of the Company and are reasonable for such purpose. Consultant acknowledges and agrees that any breach of the provisions of Sections 4 and 5 may cause the Company substantial and irreparable damage for which the Company cannot be adequately compensated by monetary damages alone, and, therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief without the necessity of proving actual damages.
(d)Consultant may not sell, assign or delegate any rights or obligations under this Agreement. The Company may assign this Agreement to (i) a Company affiliate or (ii) in the event of a merger, acquisition or sale of all or substantially all of the assets of the Company. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

(e)Waiver of any provision of this Agreement, in whole or in part, in any one instance shall not constitute a waiver of any other provision in the same instance, nor any waiver of the same provision in another instance, but each provision shall continue in full force and effect with respect to any other then-existing or subsequent breach.
(f)This Agreement constitutes the entire agreement of the parties with respect to its subject matter, superseding all prior oral and written communications, proposals, negotiations, representations, understandings, courses of dealing, agreements, contracts, and the like between the parties in such respect. This Agreement may be amended or waived only upon written consent of the Consultant and the Company.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Tigercat Pharma, Inc.

By:	/s/ Steven L. Basta
Name: Steven L. Basta
Title: Cheif Executive Officer

Consultant

By:	/s/ David Collier
Name: David Collier

Exhibit A
Services
The intent of this agreement is for Consultant to provide good faith support and positive contributions to the Company during the term of this agrement. In addition to any Services provided under the separate VPD Development Services Agreement, Consultant shall during the term of this agreement:

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Be available and promptly responsive to questions and inquiries by Company staff regarding NKl antagonist science, or serlopitant in particular, including the past clinical studies, preclinical data, IP filings, Merck data and history, and competitive intelligence regarding pruritus programs

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Provide support as reasonably requested to facilitate transfer of any past knowledge or materials or to assist with patent filings, execution of legal documents related to IP, or other matters as reasonably requested related to Serlopitant and Tigercat activities Support and facilitate discussions with 3rd parties including communicating with any parties to provide context and introductions as requested, particularly with respect to companies with whom VPD had discussed previously the Company program

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Facilitate and promote the Company's success generally through positive interactions, introductions and other communications with investors, potential partners for serlopitant, or other technology partners with whom the Company may interact

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Provide introductions and communications as requested to clinical, regulatory, or scientific advisors, or to consultants, investigators, vendors, potential corporate partners, or others as may be requested by the Company

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Provide guidance, advice or other support for clinical and regulatory strategies and study designs, or commercial planning or strategies as may be requested by the Company Provide such other reasonable support as may be requested by the Company.

After the earlier of (a) December 31, 2016 or (b) the termination of the Services Agreement between the Company and Velocity Pharmaceutical Development LLC, Consultant shall not be obliged to provide Services of more than four (4) hours per month, provided that unused hours shall carry-forward to subsequent months, up to a maximum of six (6) months (i.e., a maximum carry-forward of 24 hours).
Consideration
In connection with the effectiveness ofthis agreement, the consultant is receiving as consideration options to purchase 84,942 shares of common stock of the Company, such options to vest as follows:

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50% of the Shares will vest monthly over four (4) years, starting on the Effective Date (i.e., at the rate of 1/96th of the total number of Shares on each monthly anniversary of the Effective Date), during the term of this Agreement

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50% of the Shares will vest monthly during the term of this Agreement over twelve (12) months (i.e., at the rate of 1/24 of the total number of Shares per month), starting on the Effective Date of a definitive development and collaboration agreement between the Company and Torii Pharmaceutical Co. Ltd. providing for an exclusive license to Serlopitant in Japan (the "Torii Agreement"), so long as such license agreement is executed on or before December 31, 2016. For clarity, in the event the Torii Agreement is not executed on or before December 31, 2016, or if the Company is acquired prior to the execution of an agreement with Torii, the option will terminate with respect to those shares and no vesting of those shares will occur.

The exercise price of the option will be the fair market value of the Company's Common Stock on the date of grant, and the option will be subject to the terms of the Plan and the option agreement between you and the Company.